Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Atlas Corp.

We consent to the use of our reports dated March 25, 2019, with respect to the consolidated balance sheets of Seaspan Corporation (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), puttable preferred shares and shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2018, and the related notes, (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference, in the Post-Effective Amendment No. 3 to Form F-3 (Registration No. 333-200639), filed by Atlas Corp. We also consent to the reference to our firm under the heading “Experts” in the Form F-3 (Registration No. 333-200639) as amended by the Post-Effective Amendment No. 3.

Our report dated March 25, 2019 in connection with the consolidated financial statements of the Company refers to the prospective change in the Company’s method of accounting for acquisitions in the year ended December 31, 2018 due to the adoption of Accounting Standards Update 2017-01, “Clarifying the Definition of a Business”.

Chartered Professional Accountants

February 27, 2020

Vancouver, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a

Swiss entity. KPMG Canada provides services to KPMG LLP.